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                                   EXHIBIT 4.3

                INVESTOR & PUBLIC RELATIONS CONSULTING AGREEMENT


This AGREEMENT made this 23rd day of June, 2003 by and between Secured Diversified Investment Ltd. (hereinafter "Client") and Mark Taggatz, President of Wall Street Marketing Group, Inc. (hereinafter "Advisor/Consultant").


                                   WITNESSETH

         In consideration of the mutual promises hereinafter made by each to the other, Client and Advisor/Consultant agree as follows:


1. CONTRACT SERVICES

         Client hereby retains Advisor/Consultant to represent, advise, counsel, and assist Client in corporate development, investor and public relations, public appearances, mergers and acquisitions, and the marketing of client's business plan and stock during the Term (as defined below).

         Client additionally hereby retains Advisor/Consultant to disseminate information from Client to financial professionals and licensed members of the securities industry, private money managers, and individual investors.

         Services performed by Advisor/Consultant do not relate to NASD activities or financing.

         Advisor/Consultant shall distribute only information in writing approved in advance by Client. Advisor/Consultant shall not make any representation or warranty to any prospective investor except those specifically approved by Client.

         Advisor/Consultant shall perform Advisor/Consultant's duties under this Agreement in a manner consistent with the instructions of Client.
Advisor/Consultant is not responsible for the preparation of any of the materials and is not making any independent review of the information contained therein. Client shall be responsible for the adequacy for all disclosures.

         Advisor/Consultant is and hereafter shall act as an independent contractor and not as an employee of Client, and nothing in this Agreement shall be interpreted or construed to create any employment, partnership, joint venture or other relationship between Advisor/Consultant and Client. Advisor/Consultant shall not hold itself out as having and shall not state to any person that Advisor/Consultant has any relationship with Client other than as an independent contractor. Advisor/Consultant shall have no right or power to find or create any liability or obligation for or in the name of Client or to sign any document on behalf of Client.


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2. COMPENSATION FOR SERVICES

         Client agrees to pay Advisor/Consultant four hundred thousand (400,000) shares of Client common stock (the "Shares"). Within 20 days after the date of this Agreement, Client agrees that it shall register two hundred thousand (200,000) of such Shares for resale by Advisor/Consultant pursuant to a registration statement on Form S-8. Advisor/Consultant represents and warrants that the Shares to be so registered qualify for registration on F01m S-8. The remaining two hundred thousand (200,000) Shares shall continue to be restricted securities and may not be sold, transferred or otherwise disposed of except pursuant to the rules and regulations of the Securities and Exchange Commission.

         All daily and or promotional expenses incurred by Advisor/Consultant during the term of this contract are not the obligation of Client. However, if Client requests Advisor/Consultant to travel with or on behalf of Client outside Southern California, then all reasonable expenses will be paid by Client for Advisor/Consultant.

3. PAYMENT OF ADVISOR/CONSULTANT'S FEE

         Client shall deliver two stock certificates representing the Shares to Advisor/Consultant within three business days after signing this Agreement.

4. DISCLAIMER OF LIABILITY

         Advisor/Consultant makes no guarantees to any results including but not limited to trading activity, volume, or stock price with respect to the timing, place, manner or fashion in which consulting, merger and acquisition, investor and public relations services are to be conducted.

5. NOTICES

         All notices hereunder shall be effective if sent by certified mail, postage prepaid to the following addresses.

 If to the Advisor/Consultant:     Wall Street Marketing Group, Inc.
                                   c/o Mark Taggatz
                                   31500 Grape Street #3401
                                   Lake Elsinore, CA 92532



 If to Client:                     Secured Diversified Investment Ltd.
                                   c/o Clifford Strand
                                   5030 Campus Drive
                                   Newport Beach, CA 92660

6. ENTIRE AGREEMENT.

         This Agreement, sets forth the entire agreement between the parties hereto and cannot be amended, modified or changed orally. Client acknowledges that the Board of Directors of Client has passed a resolution authorizing this contract.


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7. FILING

         This contract is signed in duplicate. Advisor/Consultant agrees to deliver one (1) copy to Client within five (5) days of its execution by fax or mail; and retain one (1) copy for their files. Both parties agree to attach this document as an exhibit in Client's next quarterly filing (lO-QSB) with the Securities and Exchange Commission.

8. TERM

         Subject to earlier termination by either party upon 15 days written notice, the term of this Agreement is for 12 months and shall begin on the date hereof and shall continue until June 22, 2004 (the "Term").

9. LAW

         This agreement is governed and construed under the laws of the state of California and any action brought by either party to enforce or interpret this agreement shall be brought in an appropriate court in the state of California. Both parties agree that any suit decided by the courts of California will result in the prevailing party's legal fees being paid.

         IN WITNESS WHEREOF, the parties hereto have hereunder signed their names as hereinafter set forth.



By: /s/ Mark Taggatz                         BY: /s/ Clifford Strand
    --------------------------------             -------------------------------
    Mark Taggatz, President                      Clifford Strand, President
    Wan Street Marketing Group, Inc.             Secured Diversified Investment
                                                 Ltd.



(Date)                                       (Date)